Exhibit 99.1

FOR IMMEDIATE RELEASE

July 22, 2015

CenterState Banks, Inc. Announces

Second Quarter 2015 Operating Results

DAVENPORT, FL. – July 22, 2015 - CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.21 ($0.22 per share net operating income, a non-gaap measurement described below) on net income of $9,878 for the second quarter of 2015, compared to $0.20 per share on net income of $9,148 reported during the prior quarter.  All amounts are in thousands, except per share information, and all earnings per share amounts are reported on a diluted basis unless otherwise noted.

A comparison of current quarter earnings and prior quarter is presented in the table below:

	2Q15	1Q15
Earnings per share (GAAP)	$0.21	$0.20
Net operating income per share (Non-GAAP)	$0.22	$0.20

Net operating income is a non-gaap financial measurement used by management to evaluate and monitor financial results of operations excluding certain items.  Net operating income for the second and first quarter of 2015 excluded certain items net of tax of ($10) and $28, respectively.  See the reconciliation table and description of items on page 19, Explanation of Certain Unaudited Non-GAAP Financial Measures.

Current quarter highlights

•	Annualized ROA 1.02%, compared to 0.97% for the previous quarter.

•	Efficiency ratio 61%, compared to 66% in the previous quarter.

•	Loans (excluding Purchased Credit Impaired (“PCI”) loans) increased by an annualized rate of 15% during the current quarter and 12% during the six month period ending June 30, 2015. (page 4)

•	Net interest margin (“NIM”) increased 19bps to 4.72% (page 12) primarily due to PCI and FDIC covered loans continuing to outperform expectations. (pages 4 and 5)

•	Continued growth in non-interest income led by correspondent banking and capital markets division. (pages 17 and 3)

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.  See notes 1 and 2 below for a discussion related to FDIC revenue and amortization (negative accretion) included in non-interest income.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Interest income	$ 41,625	$ 39,485	$ 38,019	$ 37,347	$ 33,079
Interest expense	1,818	1,865	1,848	2,097	1,822
Net interest income	39,807	37,620	36,171	35,250	31,257
Provision for loan losses	2,330	1,941	210	1,108	117
Recovery for loan losses- PCI loans	(22)	(299)	(192)	(153)	(223)
Net interest income after loan loss provision	37,499	35,978	36,153	34,295	31,363

Correspondent banking and capital markets division- income	8,587	6,800	5,795	5,142	5,285
Gain on sale of securities available for sale	---	---	---	---	46
FDIC- IA amortization (negative accretion) (1)	(4,649)	(4,350)	(5,599)	(4,953)	(5,006)
FDIC- revenue (2)	359	667	1,080	213	421
All other non-interest income	6,276	5,964	6,259	6,157	5,626
Total non interest income	10,573	9,081	7,535	6,559	6,372

Credit related expenses	522	16	299	624	1,239
FDIC credit related expenses	625	(567)	369	(209)	1,136
Correspondent banking and capital markets division-expense	6,008	5,595	4,993	5,036	5,063
Merger and acquisition related expenses	---	---	848	3,450	4,897
Branch closure and efficiency initiatives	---	---	(417)	(6)	29
All other non-interest expense	25,383	25,559	25,999	26,639	23,789
Total non interest expense	32,538	30,603	32,091	35,534	36,153

Income before income tax	15,534	14,456	11,597	5,320	1,582
Income tax provision	5,656	5,308	4,316	1,727	545
NET INCOME	$ 9,878	$ 9,148	$ 7,281	$ 3,593	$ 1,037
Net Income allocated to common shares	$ 9,823	$ 9,097	$ 7,250	$ 3,593	$ 1,037

Earnings per share (basic) (GAAP)	$ 0.22	$ 0.20	$ 0.16	$ 0.08	$ 0.03
Earnings per share (diluted) (GAAP)	$ 0.21	$ 0.20	$ 0.16	$ 0.08	$ 0.03
Net operating income per share (Non-GAAP) (3)	$ 0.22	$ 0.20	$ 0.17	$ 0.13	$ 0.11

Average common shares outstanding (basic)	45,161	45,128	45,072	45,061	38,665
Average common shares outstanding (diluted)	45,737	45,658	45,506	45,413	39,051
Common shares outstanding at period end	45,421	45,409	45,324	45,209	45,023

note 1: On the date of an FDIC acquisition (with loss share), the Company estimates expected future losses and the timing of those losses by loan pool.  The related reimbursements from the FDIC, pursuant to the specific loss share agreement, of those losses are recorded as a receivable from the FDIC, referred to as indemnification asset or “IA.”  The Company updates its estimate of future losses and the timing of the losses each quarter.  To the extent management estimates that future losses are less than prior expected future losses, management adjusts its estimates of future expected cash flows and this increase is accreted to interest income over the remaining life of those specific loan pools, increasing the yield on loans.  Because management no longer expects these incremental future losses on the loan pool(s), then the expected future reimbursements from the FDIC for the related percentage of loss share are also reduced.  Instead of immediately charging down the IA for expected future FDIC reimbursements, the IA is written down over the shorter of the loss share period or the life of the related loan pool(s) by negative accretion (amortization) in this line item.

note 2: Two FDIC related revenue items are included in this line item.  The first item is FDIC reimbursement income from the sale of OREO.  When OREO (those covered by loss share agreements) is sold for a loss, the FDIC covered portion of the loss is recognized as income and included in this line item per the coverage breakdown in the table on page 11, Selected Credit Quality Ratios.

Second, when a loan pool (with loss share) is impaired, the impairment expense is included in provision for loan losses, and the percentage of the loss that is reimbursable from the FDIC is recognized as income from FDIC reimbursement, and included in this line item as well.

note 3: This non-gaap metric represents gaap net income excluding certain income and expense items net of the effective tax rate for the period presented.  Items excluded are gains on sales of securities held for sale, acquisition and merger related expenses and one time charges related to the Company’s efficiency and profitability initiatives announced in January 2014, which include impairment charges on the real estate of several of the branches closed during April 2014, divided by the average diluted common shares outstanding.  A reconciliation table is presented on page 19, Explanation of Certain Unaudited Non-GAAP Financial Measures.

The condensed quarterly results of the Company’s correspondent banking and capital markets segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and capital markets division (unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Net interest income	$1,467	$1,602	$991	$801	$740
Provision for loan losses	(24)	(131)	---	---	---
Total non-interest income (note 1)	8,587	6,800	5,795	5,142	5,285
Total non-interest expense (note 2)	(6,008)	(5,595)	(4,993)	(5,036)	(5,063)
Income tax provision	(1,551)	(1,032)	(692)	(350)	(371)
Net income	$ 2,471	$ 1,644	$ 1,101	$ 557	$ 591
Contribution to diluted earnings per share	$ 0.05	$ 0.04	$ 0.02	$ 0.01	$ 0.02

Allocation of indirect expense net of
inter-company earnings credit, net of
income tax benefit (note 3)	$(262)	$(276)	$(163)	$(284)	$(120)
Contribution to diluted earnings per share after
deduction of allocated indirect expenses	$ 0.05	$ 0.03	$ 0.02	$ 0.01	$ 0.01

note 1: The primary component in this line item is gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees which were $7,334, $5,694, $4,876, $4,184 and $4,192 for 2Q15, 1Q15, 4Q14, 3Q14 and 2Q14, respectively.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.  The remaining non interest income items in this category, which are less volatile, include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

note 2:  A significant portion of these expenses are variable in nature and are a derivative of the income from bond sales, hedging services, brokering loans sales and related consulting services identified in note 1 above.  The variable expenses related to these fees identified in note 1 above were $3,461, $2,938, $2,149, $2,336 and $2,308 for 2Q15, 1Q15, 4Q14, 3Q14 and 2Q14, respectively.   Expenses in this line item do not include any indirect support allocation costs.

note 3: A portion of the cost of the Company’s indirect departments such as human resources, accounting, deposit operations, item processing, information technology, compliance and others have been allocated to the correspondent banking and capital markets division based on management’s estimates.  In addition, an inter-company earnings credit is allocated to the segment for services provided to the commercial bank segment, also based on management’s estimates and judgment.

Loan production

Loans excluding PCI loans increased $82,232 during the current quarter, an annualized growth rate of approximately 15% and $130,868 during the six month period ending June 30, 2015, an annualized growth rate of approximately 12%.  Total new loans originated during the quarter approximated $208.6 million, of which $166.4 million were funded.  About 53% of funded loan origination was commercial real estate (“CRE”), 13% commercial and industrial (“C&I”), 22% single family residential, 6% land, development & construction and 6% were all other.

Approximately 56% of the funded loan production was a combination of floating and variable rate, and the remaining 44% was fixed rate.  In the aggregate, the funded loan production for the current quarter is expected to result in an estimated duration of approximately 2.3 years.  The loan origination pipeline is approximately $298 million at June 30, 2015 compared to $308 million at March 31, 2015.  The graph below summarizes total loan production and funded loan production over the past nine quarters.

Loan portfolio mix, PCI loans, FDIC covered loans and the related Indemnification Asset (“IA”)

Total PCI loans at June 30, 2015 is equal to $247,529 of which $210,788 (85%) are covered by FDIC loss sharing agreements.  The Company acquired both covered and non-covered PCI loans in its June 1, 2014 acquisition of First Southern Bank (“FSB”).  It also acquired FDIC covered loans that are not included in the PCI loan portfolio.  In addition, the Company also acquired non-covered PCI loans from the January 17, 2014 Gulfstream Business Bank (“GSB”) acquisition.  The table below compares the Company’s total FDIC covered loans and its PCI loan portfolio at June 30, 2015.

	PCI loans	Non-PCI	Total loans
FDIC covered	$ 210,788	$ 37,757	$ 248,545
not covered	36,741	2,245,870	2,282,611
Total	$ 247,529	$ 2,283,627	$ 2,531,156

The table below summarizes the Company’s total PCI loans, both covered and not covered by FDIC loss share arrangements.  It also shows the difference between the unpaid principal balance and the carrying balance (book balance) at June 30, 2015.

	unpaid
	principal	carrying
	balance	balance	difference	percentage
FDIC covered PCI loans	$276,574	$210,788	($65,786)	24%
PCI loans not covered	46,458	36,741	(9,717)	21%
Total PCI loans	$323,032	$247,529	($75,503)	23%

The table below summarizes the Company’s total loans covered by FDIC loss share arrangements, both PCI loans and non-PCI loans.  It also shows the difference between the unpaid principal balance and the carrying balance (book balance) at June 30, 2015.

	unpaid
	principal	carrying
	balance	balance	difference	percentage
FDIC covered PCI loans	$276,574	$210,788	($65,786)	24%
FDIC covered, non-PCI loans	38,113	37,757	(356)	1%
Total FDIC covered loans	$314,687	$248,545	($66,142)	21%

The Company has fourteen loss share agreements with the FDIC.  Seven have ten year terms and generally include single family residential loans and the other seven have five year terms and generally include non-single family residential loans.  The table below summarizes the covered loans by acquired bank and by term of the related loss share period at June 30, 2015.

						est rem	percentage
	Loss	Unpaid				life of	of losses	end of
	Share	Principal	Carrying	Difference (2)		loans in	reimbursable	loss share
	Term	Balance	Balance	$	%	years(1)	from FDIC	period	IA
Olde Cypress	5 yrs	$8,154	$6,610	($1,544)	19%	5.0	80%	Jul-15	$136
Comm Bank Bartow	5 yrs	3,207	2,650	(557)	17%	2.9	80%	Aug-15	72
Independent Nat'l Bank	5 yrs	15,819	13,635	(2,184)	14%	2.3	80%	Aug-15	279
Haven Trust Bank	5 yrs	22,127	18,944	(3,183)	14%	3.7	70%/0%/70%	Sep-15	316
First Commercial Bank	5 yrs	77,953	66,908	(11,045)	14%	1.7	70%/30%/75%	Jan-16	926
First Guaranty Bank	5 yrs	53,442	36,573	(16,869)	32%	2.1	80%	Jan-17	10,709
Central FL State Bank	5 yrs	10,416	7,461	(2,955)	28%	2.1	80%	Jan-17	1,767
Subtotal		191,118	152,781	(38,337)	20%	2.3			14,205

Olde Cypress	10 yrs	30,614	22,720	(7,894)	26%	4.7	80%	Jul-20	7,551
Comm Bank Bartow	10 yrs	14,520	10,653	(3,867)	27%	8.7	80%	Aug-20	2,728
Independent Nat'l Bank	10 yrs	18,369	14,224	(4,145)	23%	5.9	80%	Aug-20	2,850
Haven Trust Bank	10 yrs	4,204	3,310	(894)	21%	5.1	70%/0%/70%	Sep-20	109
First Commercial Bank	10 yrs	9,445	8,513	(932)	10%	3.5	70%/30%/75%	Jan-21	225
First Guaranty Bank	10 yrs	40,768	31,927	(8,841)	22%	6.5	80%	Jan-22	7,665
Central FL State Bank	10 yrs	5,649	4,417	(1,232)	22%	5.1	80%	Jan-22	824
Subtotal		123,569	95,764	(27,805)	23%	5.9			21,952

Total		$314,687	$248,545	($66,142)	21%	3.7			$36,157

(1)	This represents an estimate of the weighted average remaining life or timing of the estimated future cash flows as of June 30, 2015.
(2)	Represents the dollar amount difference between the carrying value, or book value, of the loans and the unpaid principal balance (“UPB”), and the dollar amount difference as a percentage of the UPB.

As shown in the table above, the Company’s total IA at June 30, 2015 was $36,157 of which $10,963 represents a receivable from the FDIC for estimated future loss reimbursements, and $25,194 represents previously estimated loss reimbursements that are no longer expected.  This amount is now expected to be paid (and/or has been paid) by the borrower (or realized upon the sale of OREO) instead of a reimbursement from the FDIC. At June 30, 2015, the $25,194 previously estimated reimbursements from the FDIC is expected to be written off as amortization expense (negative accretion) in the Company’s non-interest income as summarized below.

Period		Year
3Q15	$ 4,090	2018	$ 2,294
4Q15	3,317	2019	1,925
Year 2016	8,555	2020 thru 2022	1,872
Year 2017	3,141	Total	$ 25,194

The table above is based on the Company’s most recent quarterly updated projections of estimated future losses, cash flows and timing of cash flows.  The above amounts are subject to change, and have changed in past quarters, primarily due to the FDIC covered loan pools performing better than previously estimated. A summary of the activity in the Company’s IA account during the six month period ending June 30, 2015 is presented in the table below.

Balance at 12/31/14	$49,054
Amortization, net (excludes clawback)	(8,895)
Indemnification revenue	1,283
Indemnification of foreclosure expenses	(12)
Proceeds received from FDIC	(5,016)
Net recovery of loan pool(s) impairments	(257)
Balance 6/30/15	$36,157

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

     Loan mix (unaudited)

At quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Loans
Real estate loans
Residential	$620,797	$604,811	$589,068	$572,244	$563,293
Commercial	1,203,639	1,154,682	1,132,933	1,136,595	1,091,660
Land, development and construction loans	96,020	85,186	79,002	78,514	78,444
Total real estate loans	1,920,456	1,844,679	1,801,003	1,787,353	1,733,397
Commercial loans	301,615	297,442	294,493	282,753	251,741
Consumer and other loans	61,145	58,484	56,334	55,527	56,191
Total loans before unearned fees and costs	2,283,216	2,200,605	2,151,830	2,125,633	2,041,329
Unearned fees and costs	411	790	929	856	820
Total Non-PCI loans (note 1)	2,283,627	2,201,395	2,152,759	2,126,489	2,042,149
PCI loans
Real estate loans
Residential	96,674	101,365	102,009	106,335	119,005
Commercial	126,058	131,270	140,977	165,006	195,157
Land, development and construction loans	21,546	24,294	24,032	26,250	27,885
Total real estate loans	244,278	256,929	267,018	297,591	342,047
Commercial loans	2,735	5,615	8,953	11,226	10,759
Consumer and other loans	516	724	795	821	1,064
Total PCI loans (note 2)	247,529	263,268	276,766	309,638	353,870

Total Loans	$2,531,156	$2,464,663	$2,429,525	$2,436,127	$2,396,019

note 1: Included in the $2,283,627 Non-PCI loans at June 30, 2015 are $37,757 that are covered by FDIC loss sharing agreements the Company acquired pursuant to its June 1, 2014 acquisition of FSB.

note 2: Included in the $247,529 PCI loans at June 30, 2015 are $210,788 of loans that are covered by FDIC loss sharing agreements and $36,741 are not covered.

Credit quality and allowance for loan losses

During the quarter, excluding PCI loans, the Company recorded a loan loss provision expense of $2,330 and charge-offs net of recoveries of $354, resulting in an increase in the allowance for loan losses (excluding PCI loans) of $1,976 as shown in the table below.

With regard to PCI loans, the Company recorded a negative loan loss provision of $22 resulting in a decrease in the allowance for loan losses on PCI loans of $22.  See the table “Allowance for loan losses” for additional information.

The allowance for loan losses (“ALLL") was $22,934 at June 30, 2015 compared to $20,980 at March 31, 2015, an increase of $1,954.  This increase is the result of the aggregate effect of a $1,241 increase in general loan loss allowance, a $735 increase in the specific loan loss allowance related to impaired loans and a $22 decrease in the loan loss allowance related to PCI loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between June 30, 2015 and March 31, 2015 are summarized in the table below.

	June 30, 2015			Mar 31, 2015			increase (decrease)
	loan	ALLL		loan	ALLL		loan	ALLL
	balance	balance	%	balance	balance	%	balance	balance
Non impaired loans	$1,615,315	$ 17,392	1.08%	$1,488,536	$ 16,745	1.12%	$ 126,779	$ 647	-4 bps
Gulfstream loans (note 1)	250,336	2,053	0.82%	269,918	1,944	0.72%	(19,582)	109	10 bps
First Southern loans (note 2)	395,130	1,537	0.39%	420,759	1,052	0.25%	(25,629)	485	14 bps
Impaired loans	22,846	1,836	8.04%	22,182	1,101	4.96%	664	735	308 bps
Non-PCI loans	2,283,627	22,818	1.00%	2,201,395	20,842	0.95%	82,232	1,976	5 bps
PCI loans (note 3)	247,529	116		263,268	138		(15,739)	(22)
Total loans	$2,531,156	$22,934	0.91%	$2,464,663	$20,980	0.85%	$ 66,493	$1,954	6 bps

note 1: Loans acquired in the Company’s January 17, 2014 acquisition of GSB that are not PCI loans.  These are performing loans recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $7,680, or approximately 2.3% of the outstanding aggregate loan balances.  This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis.  During the current quarter, management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at June 30, 2015 as listed in the table above.

note 2: Loans acquired in the Company’s June 1, 2014 acquisition of FSB that are not PCI loans.  These are performing loans recorded at estimated fair value at the acquisition date.  The fair value adjustment at the acquisition date was approximately $10,081, or approximately 2% of the outstanding aggregate loan balances.  This amount is accreted into interest income over the remaining lives of the related loans on a level yield basis.  During the current quarter, management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at June 30, 2015 as listed in the table above.

note 3: Included in the $247,529 PCI loans at June 30, 2015 are $210,788 of loans that are covered by FDIC loss sharing agreements.

The general loan loss allowance (non-impaired loans, which includes GSB and FSB acquired loans) increased by $1,241.  Excluding GSB and FSB loans, the general loan loss allowance increased by $647 resulting primarily from an increase in loans outstanding less a decrease in the loss factors due to the continued improvement in the local economy and real estate market, and the continued decline in the Company’s two year charge-off history.

As of the end of the current quarter, the Company has a 17 month history with the performing loans acquired from GSB as discussed in note 1 above.  Management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at June 30, 2015 as listed in the table above.  Management considered the levels of and trends in non-performing loans, past-due loans, adverse loan grade classification changes, net charge-offs and impaired loans in arriving at its estimate.

As of the end of the current quarter, the Company has a 13 month history with the performing loans acquired from FSB as discussed in note 2 above. Management evaluated the performance of this group of loans over the period subsequent to the acquisition date and based on this evaluation has estimated a probable incurred loss amount at June 30, 2015 as listed in the table above.  Management considered the levels of and trends in non-performing loans, past-due loans, adverse loan grade classification changes, net charge-offs, impaired loans, and those loans that were covered by FDIC loss share agreements and those loans guaranteed by the California State University System in arriving at its estimate.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans, excluding PCI loans.  Total impaired loans at June 30, 2015 are equal to $22,846.  Approximately $13,288 of the Company’s impaired loans (58%) are accruing performing loans.  This group of impaired loans is not included in the Company’s non-performing loans or non-performing assets categories.

PCI loans, including those covered by FDIC loss sharing agreements, are accounted for pursuant to ASC Topic 310-30.  PCI loan pools are evaluated for impairment each quarter.  If a pool is impaired, an allowance for loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at June 30, 2015.  However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.  The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Loans, excluding PCI loans
Allowance at beginning of period	$ 20,842	$ 19,384	$ 19,035	$ 18,240	$ 18,913
Charge-offs	(783)	(949)	(506)	(869)	(902)
Recoveries	429	466	645	556	112
Net (charge-offs) recoveries	(354)	(483)	139	(313)	(790)
Provision for loan losses	2,330	1,941	210	1,108	117
Allowance at end of period for loans
other than PCI loans	$ 22,818	$ 20,842	$ 19,384	$ 19,035	$ 18,240

PCI loans
Allowance at beginning of period	$ 138	$ 514	$ 807	$ 960	$ 1,183
Charge-offs	---	(77)	(101)	---	---
Recoveries	---	---	---	---	---
Net charge-offs	---	(77)	(101)	---	---
(Recovery) provision for loan losses	(22)	(299)	(192)	(153)	(223)
Allowance at end of period for
PCI loans	$ 116	$ 138	$ 514	$ 807	$ 960
Total allowance at end of period	$ 22,934	$ 20,980	$ 19,898	$ 19,842	$ 19,200

The following table summarizes the Company’s loan portfolio and related allowance for loan losses as a percentage of the loan portfolio segment presented as of the end of the previous five quarters.

(unaudited)

For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Troubled debt restructure (“TDRs”) (note 1)	$ 15,659	$ 14,666	$ 15,066	$ 15,006	$ 14,940
Impaired loans that were not TDRs	7,187	7,516	10,184	11,689	12,323
Total impaired loans	22,846	22,182	25,250	26,695	27,263
Acquired GSB loans	250,336	269,918	280,331	291,140	299,823
Acquired FSB loans	395,130	420,759	439,397	458,958	474,979
All other non-impaired loans	1,615,315	1,488,536	1,407,781	1,349,696	1,240,084
Total Non-PCI loans	2,283,627	2,201,395	2,152,759	2,126,489	2,042,149
Total PCI loans	247,529	263,268	276,766	309,638	353,870
Total loans	$2,531,156	$2,464,663	$2,429,525	$2,436,127	$2,396,019
ALLL for Non-PCI loans
Specific loan loss allowance- impaired loans	$ 1,836	$ 1,101	$ 1,115	$ 1,977	$ 1,857
General loan loss allowance- GSB loans	2,053	1,944	1,682	---	---
General loan loss allowance- FSB loans	1,537	1,052	---	---	---
General loan loss allowance- non impaired	17,392	16,745	16,587	17,058	16,383
Total allowance for loan losses (note 2)	$ 22,818	$ 20,842	$ 19,384	$ 19,035	$ 18,240
ALLL as a percentage of period end loans:
Impaired loans	8.04%	4.96%	4.42%	7.41%	6.81%
Acquired GSB loans	0.82%	0.72%	0.60%	---%	---%
Acquired FSB loans	0.39%	0.25%	---%	---%	---%
All other non impaired loans	1.08%	1.12%	1.18%	1.26%	1.32%
Total loans (note 2)	1.00%	0.95%	0.90%	0.90%	0.89%

note 1:  The Company has approximately $15,659 of TDRs.  Of this amount $10,293 are performing pursuant to their modified terms, and $5,366 are not performing and have been placed on non-accrual status and included in non performing loans (“NPLs”).  Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing.  Only non performing TDRs are included in NPLs.

note 2:  Excludes PCI loans.

The Company defines non-performing loans (“NPLs”) as non-accrual loans plus loans past due 90 days or more and still accruing interest.  NPLs do not include PCI loans.  PCI loans are accounted for pursuant to ASC Topic 310-30.  NPLs as a percentage of total Non-PCI loans were 1.10% at June 30, 2015 compared to 1.22% at March 31, 2015.

Non-performing assets (“NPAs”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement, were $29,891 at June 30, 2015, compared to $34,582 at March 31, 2015.  NPAs as a percentage of total assets was 0.77% at June 30, 2015 compared to 0.89% at March 31, 2015.  NPAs as a percentage of loans plus OREO and other repossessed assets, excluding PCI loans and OREO covered by FDIC loss share agreements, was 1.31% at June 30, 2015 compared to 1.57% at March 31, 2015.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Non-accrual loans (note 1)	$25,028	$26,857	$25,595	$31,067	$29,667
Past due loans 90 days or more
and still accruing interest (note 1)	---	---	---	---	---
Total non-performing loans (“NPLs”) (note 1)	25,028	26,857	25,595	31,067	29,667
Other real estate owned (“OREO”) (note 2)	4,691	7,586	8,896	10,899	12,123
Repossessed assets other than real estate (note 1)	172	139	87	150	133
Total non-performing assets (“NPAs”) (note 2)	$29,891	$34,582	$34,578	$42,116	$41,923
OREO covered by FDIC loss share agreements:
80% covered	6,531	4,716	7,264	9,732	10,423
75% covered	---	---	606	606	1,052
70% covered	249	249	1,755	---	---
30% covered	5,224	8,563	9,779	12,580	16,349
0% covered	---	---	---	2,534	2,874
Total non-performing assets including
FDIC covered OREO	$41,895	$48,110	$53,982	$67,568	$72,621
Non-performing loans as percentage of total
loans excluding PCI loans	1.10%	1.22%	1.19%	1.46%	1.45%
Non-performing assets as percentage of total assets
Excluding FDIC covered OREO	0.77%	0.89%	0.92%	1.16%	1.07%
Including FDIC covered OREO	1.08%	1.24%	1.43%	1.86%	1.86%
Non-performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)
Excluding FDIC covered OREO	1.31%	1.57%	1.60%	1.97%	2.04%
Including FDIC covered OREO	1.82%	2.16%	2.47%	3.12%	3.48%
Loans past due 30 thru 89 days and accruing interest
as a percentage of total loans (note 1)	0.51%	0.61%	0.61%	0.55%	0.64%
Net charge-offs (recovery) (note 1)	$354	$483	$(139)	$313	$790
Net charge-offs (recovery) as a percentage
of average loans for the period (note 1)	0.02%	0.02%	(0.01%)	0.01%	0.05%
Net charge-offs (recovery) as a percentage of average
loans for the period on an annualized basis (note 1)	0.06%	0.09%	(0.03%)	0.06%	0.18%
Allowance for loan losses as percentage of NPLs (note 1)	91%	78%	76%	61%	61%

note 1:  Excludes PCI loans.

note 2:  Excludes OREO covered by FDIC loss share agreements.

Net Interest Margin (“NIM”)

The Company’s NIM increased from 4.53% in 1Q15 to 4.72% in 2Q15.  The primary reason for this increase results from the favorable yields of the PCI loans, which increased from 14.85% in 1Q15 to 17.75% in 2Q15.

The PCI loans historically have performed better than previously expected.  Initial loss expectations have been adjusted downward during subsequent quarterly estimates of future cash flows.  The results have been higher yields over the remaining life of the related loan pools.  In addition, during the current quarter, several PCI loans have paid off in full resulting in cash payments to the Company in excess of the related pools’ carrying balances.  The excess cash payments (approximately $969) were included in interest income immediately and contributed approximately 1.51% to the 17.75% yield on PCI loans for the current quarter.

If the PCI loans were producing a yield similar to the Company’s non-PCI loans, the NIM during the current quarter would have been approximately 3.73% compared to 3.71% during the previous quarter.  However, total PCI loans have a legal balance outstanding equal to $323,032 and a book balance equal to $247,529 resulting in a difference, or discount, of approximately $75,503, or 23%.  The estimated remaining life of the expected cash flows is approximately 3.7 years at June 30, 2015.  As such, management expects several years of favorable yield, albeit balances will be decreasing over time.

The Company’s yield on loans, excluding PCI loans, increased from 4.57% in 1Q15 to 4.59% in 2Q15, yet the average interest rate on new loan production during the current quarter was 3.7%.  The primary reason for the increase was due to payoffs of acquired purchased loans that were not PCI loans, and the resulting remaining unamortized fair value mark was recognized as interest income in the current period.  If this had not occurred, the yield for the current quarter would have been approximately 4.51%, a decrease of 6bps from the prior quarter, which was due primarily to lower yielding new loan production.

The table below summarizes yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year.

Yield and cost table (unaudited)

		2Q15			1Q15			2Q14
	average	interest	avg	average	interest	avg	average	interest	avg
	balance	inc/exp	rate	balance	inc/exp	rate	balance	inc/exp	rate
Loans (TEY)*	$ 2,237,178	$25,584	4.59%	$ 2,172,621	$24,482	4.57%	$ 1,723,242	$20,507	4.77%
PCI loans	257,581	11,397	17.75%	271,135	9,930	14.85%	285,270	8,231	11.57%
Taxable securities	682,950	3,803	2.23%	688,027	4,282	2.52%	571,813	3,809	2.67%
Tax -exempt securities (TEY)	81,409	1,014	5.00%	63,792	819	5.21%	39,112	512	5.25%
Fed funds sold and other	170,139	369	0.87%	211,247	396	0.76%	284,895	424	0.60%
Tot. interest earning assets(TEY)	$3,429,257	$42,167	4.93%	$3,406,822	$39,909	4.75%	$2,904,332	$33,483	4.62%

Interest bearing deposits	$2,014,726	$1,369	0.27%	$2,034,864	$1,447	0.29%	$1,882,384	$1,523	0.32%
Fed funds purchased	184,525	154	0.33%	176,109	132	0.30%	46,426	5	0.04%
Other borrowings	34,937	54	0.62%	30,744	49	0.65%	32,384	56	0.69%
Corporate debentures	23,983	241	4.03%	23,939	237	4.02%	23,861	238	4.00%
Total interest bearing liabilities	$2,258,171	$1,818	0.32%	$2,265,656	$1,865	0.33%	$1,985,055	$1,822	0.37%

Net Interest Spread (TEY)			4.61%			4.42%			4.25%
Net Interest Margin (TEY)			4.72%			4.53%			4.37%

*TEY = tax equivalent yield

The table below summarizes the Company’s yields on interest earning assets and costs of interest bearing liabilities over the prior five quarters.

Five quarter trend of yields and costs (unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Yield on loans (TEY)*	4.59%	4.57%	4.65%	4.67%	4.77%
Yield on PCI loans	17.75%	14.85%	11.70%	10.89%	11.57%
Yield on securities (TEY)	2.53%	2.75%	2.72%	2.62%	2.84%
Yield on fed funds sold and other	0.87%	0.76%	1.03%	0.45%	0.60%
Yield on total interest earning assets	4.87%	4.70%	4.67%	4.44%	4.57%
Yield on total interest earning assets (TEY)	4.93%	4.75%	4.71%	4.48%	4.62%
Cost of interest bearing deposits	0.27%	0.29%	0.30%	0.33%	0.32%
Cost of fed funds purchased	0.33%	0.30%	0.19%	0.06%	0.04%
Cost of other borrowings	0.62%	0.65%	0.71%	0.66%	0.69%
Cost of corporate debentures	4.03%	4.02%	4.00%	3.99%	4.00%
Cost of interest bearing liabilities	0.32%	0.33%	0.34%	0.36%	0.37%
Net interest margin (TEY)	4.72%	4.53%	4.49%	4.23%	4.37%
Cost of total deposits	0.17%	0.19%	0.19%	0.22%	0.22%

*TEY = tax equivalent yield

The table below summarizes selected financial ratios over the prior five quarters.

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Return on average assets (annualized)	1.02%	0.96%	0.78%	0.37%	0.13%
Return on average equity (annualized)	8.49%	8.10%	6.46%	3.24%	1.18%
Net operating income return on
average assets (annualized)	1.02%	0.97%	0.81%	0.62%	0.52%
Loan / deposit ratio	80.7%	78.3%	78.6%	79.5%	72.4%
Stockholders’ equity (to total assets)	12.1%	11.9%	12.0%	12.2%	11.3%
Common tangible equity (to total tangible assets)	10.0%	9.8%	9.8%	9.8%	9.1%
Tier 1 capital (to average assets)	10.4%	10.0%	10.1%	9.4%	10.8%
Efficiency ratio, including correspondent banking (note 1)	60.9%	65.5%	70.5%	73.8%	75.3%
Efficiency ratio, excluding correspondent banking (note 2)	60.1%	64.0%	69.4%	70.7%	73.1%
Common equity per common share	$10.31	$10.20	$9.98	$9.78	$9.76
Common tangible equity per common share	$8.31	$8.18	$7.95	$7.73	$7.68

note 1:   Numerator equals non-interest expense less non-recurring expenses (e.g. merger costs, bank property impairment, etc.) less intangible amortization (both CDI and Trust intangible) less credit related expenses. Denominator equals net interest income on a taxable equivalent yield basis (“TEY”) before the provision for loan losses plus non-interest income less non-recurring income (e.g. gain on sale of securities available for sale, etc.) less FDIC income related to losses on the sales of covered OREO properties and impairment of loan pool(s) covered by FDIC loss share arrangements.

note 2:  Numerator starts with the same numerator as in “note 1”, less correspondent bank non-interest expense, including indirect expense allocations. Denominator starts with the same denominator as in “note 1”, less correspondent bank net interest income and less correspondent bank non-interest income.

Deposit activity

During the quarter, the Company’s total deposits decreased by $12,857.  Time deposits decreased by $18,759 and non-time deposits increased by $5,902.  The increase in non-time deposits was due to the $15,309 increase in non-interest bearing checking accounts offset by the $9,407 decrease in the remaining non-time deposit accounts.

The cost of interest bearing deposits in the current quarter decreased by 2bps to 27bps compared to the prior quarter.  The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) was 0.17% for the current quarter compared to 0.19% in the prior quarter.  The table below summarizes the Company’s deposit mix over the periods indicated.

Deposit mix (unaudited)

For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Checking accounts
Non-interest bearing	$1,127,591	$1,112,282	$1,048,874	$1,043,083	$1,023,285
Interest bearing	621,473	623,370	607,359	575,020	589,573
Savings deposits	240,528	242,782	231,039	232,255	234,492
Money market accounts	706,647	711,903	716,956	727,798	747,680
Time deposits	440,276	459,035	487,812	488,074	526,313
Total deposits excluding held for sale	3,136,515	3,149,372	3,092,040	3,066,230	3,121,343
Deposits held for sale	---	---	---	---	185,646
Total deposits	$3,136,515	$3,149,372	$3,092,040	$3,066,230	$3,306,989

Non time deposits as percentage of total deposits	86%	85%	84%	84%	83%
Time deposits as percentage of total deposits	14%	15%	16%	16%	17%
Total deposits excluding held for sale	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Cash and due from banks	$ 50,317	$ 59,295	$ 52,067	$ 48,528	$ 25,043
Fed funds sold and Fed Res Bank deposits	104,805	197,046	106,346	162,038	490,966
Trading securities	1,508	1,017	3,420	656	89
Investment securities, available for sale	532,440	520,247	517,457	535,767	542,149
Investment securities, held to maturity	250,482	228,870	237,362	5,372	---
Loans held for sale	1,656	522	1,251	522	1,596
PCI loans	247,529	263,268	276,766	309,638	353,870
Loans	2,283,627	2,201,395	2,152,759	2,126,489	2,042,149
Allowance for loan losses	(22,934)	(20,980)	(19,898)	(19,842)	(19,200)
FDIC indemnification assets	36,157	41,594	49,054	54,032	61,311
Premises and equipment, net	101,079	100,526	98,848	98,972	98,623
Goodwill	76,739	76,739	76,739	76,981	76,981
Core deposit intangible	13,186	13,789	14,417	15,068	15,724
Bank owned life insurance	84,736	84,137	83,544	82,936	57,485
OREO covered by FDIC loss share agreements	12,004	13,528	19,404	25,452	30,698
OREO not covered by FDIC loss share agreements	4,691	7,586	8,896	10,899	12,123
Deferred income tax asset, net	49,704	48,502	49,587	56,640	53,175
Other assets	45,483	51,491	48,850	48,995	58,800
TOTAL ASSETS	$ 3,873,209	$ 3,888,572	$ 3,776,869	$ 3,639,143	$ 3,901,582

Deposits	$ 3,136,515	$ 3,149,372	$ 3,092,040	$ 3,066,230	$ 3,306,989
Federal funds purchased	171,219	187,443	151,992	42,070	43,080
Other borrowings	64,203	55,032	50,939	54,329	57,448
Other liabilities	32,836	33,660	29,421	34,152	54,607
Common stockholders’ equity	468,436	463,065	452,477	442,362	439,458
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,873,209	$ 3,888,572	$ 3,776,869	$ 3,639,143	$ 3,901,582

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Federal funds sold and other	$ 170,139	$ 211,247	$ 177,391	$ 371,026	$ 284,895
Security investments	764,359	751,819	623,681	543,235	610,925
PCI loans	257,581	271,135	291,862	331,567	285,270
Loans	2,237,178	2,172,621	2,139,263	2,094,522	1,723,242
Allowance for loan losses	(20,107)	(20,980)	(20,406)	(21,329)	(20,052)
All other assets	479,645	468,645	501,143	492,214	386,383
TOTAL ASSETS	$ 3,888,795	$ 3,854,487	$ 3,712,934	$ 3,811,235	$ 3,270,663

Deposits- interest bearing	$ 2,014,726	$ 2,034,864	$ 2,033,431	$ 2,192,653	$ 1,882,384
Deposits- non interest bearing	1,127,639	1,098,236	1,074,288	1,043,279	906,746
Federal funds purchased	184,525	176,109	71,545	39,419	46,426
Other borrowings	58,920	54,683	51,740	55,117	56,245
Other liabilities	36,138	32,373	35,024	40,395	25,040
Stockholders’ equity	466,847	458,222	446,906	440,372	353,822
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$ 3,888,795	$ 3,854,487	$ 3,712,934	$ 3,811,235	$ 3,270,663

Condensed Consolidated Earnings Statement (unaudited)

For quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14

Interest income:
Loans	$36,786	$34,268	$33,505	$33,519	$28,509
Investments	4,470	4,821	4,055	3,411	4,146
Federal funds sold and other	369	396	459	417	424
Total interest income	41,625	39,485	38,019	37,347	33,079

Interest expense:
Deposits	1,369	1,447	1,523	1,799	1,523
Securities sold under agreement to repurchase	54	49	50	52	56
Federal funds purchased	154	132	34	6	5
Corporate debentures	241	237	241	240	238
Total interest expense	1,818	1,865	1,848	2,097	1,822

Net interest income	39,807	37,620	36,171	35,250	31,257
Provision (recovery) for loan losses	2,308	1,642	18	955	(106)
Net interest income after loan loss provision	37,499	35,978	36,153	34,295	31,363

Non interest income (see page 17)	10,573	9,081	7,535	6,559	6,372

Non interest expense:
Salaries, wages and employee benefits	19,925	19,580	18,710	18,799	17,185
Occupancy expense	2,566	2,445	2,686	3,038	2,479
Depreciation of premises and equipment	1,403	1,433	1,483	1,542	1,563
Data processing expense	1,127	1,330	1,466	1,673	1,306
Legal, audit and other professional fees	690	735	816	1,099	1,376
Amortization of intangibles	640	666	694	699	515
Credit related expense (see page 18)	522	50	299	624	1,239
FDIC credit related expenses (see page 18)	625	(567)	369	(209)	1,136
Merger and acquisition related expenses	---	---	848	3,450	4,897
Branch closure and efficiency initiatives	---	---	(417)	(6)	29
Impairment/sales bank property held for sale, net	(16)	641	---	---	---
Lease termination recovery	---	(597)	---	---	---
All other expenses	5,056	4,887	5,137	4,825	4,428
Total non interest expenses	32,538	30,603	32,091	35,534	36,153

Income before provision for income taxes	15,534	14,456	11,597	5,320	1,582
Provision for income taxes	5,656	5,308	4,316	1,727	545
Net income	$9,878	$9,148	$7,281	$3,593	$1,037

Earnings per share (diluted)	$0.21	$0.20	$0.16	$0.08	$0.03

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Correspondent banking and capital markets division (1)	$ 7,334	$ 5,694	$ 4,876	$ 4,184	$ 4,192
Other correspondent banking related revenue (2)	1,253	1,106	919	958	1,093
Wealth management related revenue	990	970	925	993	1,104
Service charges on deposit accounts	2,420	2,261	2,451	2,496	2,333
Debit, prepaid, ATM and merchant card related fees	1,823	1,701	1,637	1,612	1,495
BOLI income	599	593	608	451	356
Other service charges and fees	444	439	638	605	338
Gain on sale of securities available for sale	---	---	---	---	46
Subtotal	$14,863	$12,764	$12,054	$11,299	$10,957
FDIC indemnification asset – amortization (see explanation below)	(4,649)	(4,350)	(5,599)	(4,953)	(5,006)
FDIC indemnification income	359	667	1,080	213	421
Total non-interest income	$10,573	$9,081	$7,535	$6,559	$6,372

note 1:  Includes gross commissions earned on bond sales, fees from hedging services, loan brokering fees and related consulting fees.  The fee income in this category is based on sales volume in any particular period and is therefore volatile between comparable periods.

note 2: Includes fees from safe-keeping activities, bond accounting services, asset/liability consulting services, international wires, clearing and corporate checking account services and other correspondent banking related revenue and fees.  The fees included in this category are less volatile than those described above in note 1.

The FDIC indemnification asset (“IA”) is producing amortization (versus accretion) due to reductions in the estimated losses in the FDIC covered PCI loan portfolio.  To the extent current projected losses in the covered PCI loan portfolio are less than originally projected losses, the related projected reimbursements from the FDIC contemplated in the IA are less, which produces a negative income accretion in non-interest income.  This event generally corresponds to the increase in yields in the FDIC covered PCI loan portfolio, although there is not perfect correlation.  Higher expected cash flows (i.e. less expected future losses) on the loan side of the equation is accreted into interest income over the life of the related loan pool.  The lower expected reimbursement from the FDIC is amortized over the lesser of the remaining life of the related loan pool(s) or the remaining term of the loss share period.

When a FDIC covered OREO property is sold at a loss, the loss is included in non-interest expense as loss on sale of OREO, and the reimbursement for the respective loss share percentage is recorded as FDIC indemnification income and included in non-interest income.  In addition, the FDIC loss share reimbursement percentage of any related loan pool impairments also are reflected in this non-interest income account.

The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Employee salaries and wages	$15,130	$14,535	$13,866	$14,966	$13,234
Employee incentive/bonus compensation accrued	1,749	1,200	1,578	1,252	1,125
Employee equity based compensation expense	812	830	542	358	333
Deferred compensation expense	153	161	157	156	160
Health insurance and other employee benefits	1,312	1,330	1,556	1,349	1,180
Payroll taxes	893	1,403	785	1,005	913
401K employer contributions	408	435	319	345	374
Other employee related expenses	237	238	438	160	401
Incremental direct cost of loan origination	(769)	(552)	(531)	(792)	(535)
Total salaries, wages and employee benefits	19,925	19,580	18,710	18,799	17,185

Loss (gain) on sale of OREO	74	(547)	(126)	31	58
(Gain) loss on sale of FDIC covered OREO	(47)	(981)	(541)	(608)	321
Valuation write down of OREO	109	61	313	157	445
Valuation write down of FDIC covered OREO	281	328	703	172	440
(Gain) loss on repossessed assets other than real estate	---	(1)	11	17	19
Foreclosure and repossession related expenses	339	503	101	419	717
Foreclosure and repo expense, FDIC (note 1)	391	86	207	227	375
Total credit related expenses	1,147	(551)	668	415	2,375

Occupancy expense	2,566	2,445	2,686	3,038	2,479
Depreciation of premises and equipment	1,403	1,433	1,483	1,542	1,563
Supplies, stationary and printing	351	365	383	375	334
Marketing expenses	481	538	746	746	619
Data processing expenses	1,127	1,330	1,466	1,673	1,306
Legal, auditing and other professional fees	690	735	816	1,099	1,376
Bank regulatory related expenses	883	910	909	916	753
Postage and delivery	336	368	394	386	365
ATM and debit card related expenses	450	433	510	466	468
Amortization of intangibles	640	666	694	699	515
Internet and telephone banking	550	534	493	412	415
Correspondent account and Federal Reserve charges	169	168	163	191	152
Conferences, seminars, education and training	151	117	132	79	98
Director fees	173	179	244	147	95
Travel expenses	97	84	99	126	106
Other expenses	1,415	1,225	1,064	981	1,023
Subtotal	32,554	30,559	31,660	32,090	31,227
Impairment/sales bank property held for sale	(16)	641	---	---	---
Lease termination recovery	---	(597)	---	---	---
Merger and acquisition related expenses	---	---	848	3,450	4,897
Branch closure and efficiency initiatives	---	---	(417)	(6)	29
Total non- interest expense	$32,538	$30,603	$32,091	$35,534	$36,153

note 1: These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. It also reconciles net income and net operating income.  Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance.  The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures.  All amounts are in thousands except per share data (unaudited):

	2Q15	1Q15	2Q14

Interest income, as reported (GAAP)	$41,625	$39,485	$33,079
tax equivalent adjustments	542	424	404
Interest income (tax equivalent)	$42,167	$39,909	$33,483

Net interest income, as reported (GAAP)	$39,807	$37,620	$31,257
tax equivalent adjustments	542	424	404
Net interest income (tax equivalent)	$40,349	$38,044	$31,661

	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Total stockholders' equity (GAAP)	$468,436	$463,065	$452,477	$442,362	$439,458
Goodwill	(76,739)	(76,739)	(76,739)	(76,981)	(76,981)
Core deposit intangible	(13,186)	(13,789)	(14,417)	(15,068)	(15,724)
Trust intangible	(909)	(946)	(984)	(1,027)	(1,070)
Tangible common equity	$377,602	$371,591	$360,337	$349,286	$345,683

	2Q15	1Q15	4Q14	3Q14	2Q14
Net income (GAAP)	$9,878	$9,148	$7,281	$3,593	$1,037
Exclude gain on sale of AFS securities	---	---	---	---	(46)
Add back merger and acquisition
related expenses	---	---	848	3,450	4,897
Add back branch closure and
efficiency initiatives	---	---	(417)	(6)	29
Add back impairment/sales relating to
bank property held for sale, net	(16)	641	---	---	---
Subtract lease termination recovery	---	(597)	---	---	---
Tax effected using the effective tax
rate for the period presented	6	(16)	(161)	(1,118)	(1,680)
Net operating income	$9,868	$9,176	$7,551	$5,919	$4,237
Average diluted shares outstanding
during the period presented	45,737	45,658	45,506	45,413	39,051
Net operating income per share	$0.22	$0.20	$0.17	$0.13	$0.11

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a financial holding company whose single subsidiary bank operates 58 full service branch banking locations in 20 counties throughout Florida.  Its subsidiary bank provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers, the Company also operates a correspondent banking and bond sales division.  The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina.  The customer base includes small to medium size financial institutions primarily located in southeastern United States.

For additional information contact Ernest S. Pinner, Chairman, John C. Corbett, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014, and otherwise in our SEC reports and filings.